UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2023

Trio Petroleum Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-41643	87-1968201
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5401 Business Park, Suite 115

Bakersfield, CA 93309

(661) 324-3911

(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Agreement for Purchase and Sale of an Undivided Interest in the McCool Ranch Oil Field

On October 16, 2023, Trio Petroleum Corp (the “Company”, “Trio”, “we” and “us”), entered into an Agreement for Purchase and Sale of an Undivided Interest in the McCool Ranch Oil Field (the “Purchase Agreement”) with Trio Petroleum LLC (“Trio LLC” or the “Seller”), which agreement contains customary representations and warranties of the parties, and indemnification requirements. Pursuant to the Purchase Agreement, effective October 1, 2023, the Company acquired a 21.918315% of 100% undivided interest in and to certain oil and gas assets described in greater detail below (the “Assets”) from the Seller.

The Assets are located in the McCool Ranch Oil Field located in Monterey County near the Company’s flagship South Salinas Project. The Assets are situated in what is known as the “Hangman Hollow Area” of the McCool Ranch Field. The acquired property is a relatively new oil field developed with six oil wells, one water-disposal well, steam generator, boiler, three 5,000 barrel tanks, 250 barrel test tank, water softener, two freshwater tanks, two soft water tanks, in-field steam pipelines, oil pipelines and other facilities. The property is fully and properly permitted for oil and gas production, cyclic-steam injection and water disposal and is currently idle. The Company’s investment is expected to restart this field and establish cash flow for the Company, with upside potential given the numerous undrilled infill and development well locations on the Asset.

The terms of the Purchase Agreement provide for the payment of $100,000, upon execution of the Purchase Agreement (the “Stage 1 Purchase Price”). As soon as practicable, the Seller shall initiate refurbishment operations (“Refurbishment’) with respect to the San Ardo WD-1 water disposal well (the “WD-1”) to determine if it is capable of reasonably serving the produced water needs for the Assets (as such term is defined in the Purchase Agreement), and if Refurbishment is successful, the Company shall pay an additional $400,000 to Seller (the “Stage 2 Purchase Price”), which shall be used by Seller in restarting production operations on the Assets. If Refurbishment is not successful, measured by a failure of the WD-1 to be proved to be capable of reasonably serving the produced water disposal needs for the field, the Company may elect, in its sole discretion, to either (i) terminate the Purchase Agreement and receive the Stage 1 Purchase Price back in full, or (ii) pay the Stage 2 Purchase Price, which shall be used by Seller in further efforts to establish suitable water disposal and/or in restarting production operations on the Assets. In the event such Refurbishment is successful resulting in a water disposal well that is capable of reasonably serving the produced water disposal needs for the field, then any funds remaining of the Stage 2 Purchase Price shall be used by Seller in restarting production operations on the Assets. In the event the Stage 2 Purchase Price is paid and received, all funds paid for the Refurbishment by Seller out of its own account shall be reimbursed to Seller from the Stage 2 Purchase Price funds. Once oil production is realized from the restart of operations on the Assets, the revenue stream from oil sales, after royalties and over and above operating costs, collectively attributable to the Company and Seller before payout of the Stage 1 Purchase and Stage 2 Purchase Price of $500,000.00 (the “Total Purchase Price”), shall be apportioned 80% to the Company and 20% to Seller. Upon payout to the Company of the Total Purchase Price, such revenue stream shall be apportioned 40% to the Company and 60% to Seller until Seller has been reimbursed for $871,642.23 (“WI Indebtedness”). Seller shall be reimbursed no more than the total amount of the WI Indebtedness; however, regardless of the source of Seller’s reimbursement of same, upon payout of the WI Indebtedness, the Company and Seller will revert to their proportionate 50/50 working interest shares.

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Trio LLC is owned and controlled by our Chairman, Stan Eschner, our President, Terry Eschner, and our Chief Operating Officer, Steve Rowlee. Trio LLC shall serve as operator of the project, and also serves as operator of the Company’s flagship South Salinas Project. The Purchase Agreement and all transactions contemplated thereunder were evaluated and negotiated by a Special Acquisitions Committee of the Board comprised of independent members of the Board and chaired by Michael Peterson, with Stan Eschner, Terry Eschner, and Steve Rowlee recusing themselves from participating in all Board discussions and meetings regarding the transaction, except to the extent necessary to answer questions and provide information regarding the project. In conducting its evaluation, the Company engaged the independent petroleum engineering firm KLS Petroleum Consulting LLC to evaluate the Assets, including all available technical and operational data, and provided an estimate of current fair market value to the Special Acquisitions Committee, which guided the Committee in its evaluation and negotiation of the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
10.1	Agreement for Purchase and Sale of an Undivided Interest in the McCool Ranch Oil Field with Trio Petroleum LLC, dated as of October 16, 2023, by and between Trio Petroleum LLC and Trio Petroleum Corp.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trio Petroleum Corp.

Date: October 17, 2023	By:	/s/ Frank C. Ingriselli
Name: Frank C. Ingriselli
Title: Chief Executive Officer

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